Exhibit 99.2

November, 2002

Dear Shareholder:

     I am writing to bring you up to date on several matters of importance to you as a shareholder of Community Bancorp.

     1.  Stock Buyback Program:

     I am pleased to announce that the Board of Directors has approved an extension of our stock buyback program, authorizing the Company to repurchase up to an additional 200,000 shares of the Company's issued and outstanding shares of common stock over the next 24 months. You may recall that the Board approved a similar repurchase program in 2000, pursuant to which 151,939 shares have been repurchased to date. The new authorization will be added to the 53,061 shares remaining for repurchase under the earlier authorization. The Board believes that the stock buyback is a good use of our capital, particularly in this low interest rate environment. We expect to make open market and/or privately negotiated purchases from time to time in such amounts and at such prices as market conditions warrant, subject to appropriate regulatory considerations and subject to an aggregate limit of $3.77 million.

     The repurchased shares will be held in treasury and may be reissued from time to time pursuant to the company's Dividend Reinvestment Plan or for other general corporate purposes.

     2.  Corporate Governance:

     A great deal has been written about corporate governance in the wake of the Enron, WorldCom and related corporate accounting scandals. Many of these issues have been addressed in the new Sarbanes-Oxley Act, and various regulatory agencies are contemplating new regulations.

     In light of all this activity, I wanted to let you know the steps we are taking at Community Bancorp. to make sure we continue to provide timely, accurate information to our shareholders and the public. Specifically, we have taken the following actions:

Our Audit Committee consists solely of outside Directors and is chaired by Director Tom Adams. It is responsible for both our internal and external audit functions. It has requested and is currently evaluating proposals from several regional accounting firms for our external audit for 2003.

We have appointed a Corporate Governance and Nominating Committee, again made up solely of outside Directors to advise the Board on these important functions.

We have created a new Compensation Committee at the holding company level to review senior officer and Board compensation arrangements. This too is made up of outside Directors.

We have embarked upon a top-to-bottom internal assessment of our accounting and financial controls and risk management systems.

     As a banking company, we rely upon the accuracy of the information our customers provide to us. We understand the need for full and complete financial disclosures and welcome these changes, in spite of possible increased compliance costs to our company.

     3.  BBX:

     Our stock is currently traded on the OTC Bulletin Board, so called. This facility is going to be phased out leaving us the option of going back to what are called the "pink sheets" or becoming listed with a new exchange called BBX, which is affiliated with NASDAQ. We are currently planning to become listed on the BBX exchange, and will be filing our application with them as soon as they are ready to accept new applications. We do not expect any significant operational change or effect upon our stock price or liquidity, but I wanted you to be aware that such a change was in the offing.

     4.  Householding:

     We plan to begin "householding" our shareholder communications to you in order to increase our efficiency and reduce printing and mailing costs. "Householding" of shareholder mailings involves sending a single copy of various Company communications, such as annual and quarterly reports and proxy statements, to a household at which two or more shareholders reside who are members of the same family. You will receive additional information about householding in the coming weeks, and will have the opportunity to "opt out" if you so choose. We believe that "householding" will achieve some modest cost reductions in our printing and postage expenses.

     5.  Deadline for Shareholder Submissions:

     The Board of Directors has adopted an amended by-law which establishes due dates for shareholders to submit nominations for director and proposals for other action that they would like to be considered at an annual meeting of shareholders. To be timely, a shareholder must notify the Company of his or her intention to nominate an individual as director or to propose any other matter for action at the annual meeting at least 120 days prior to the meeting date (which is usually the first Tuesday in May). If the meeting is held on any date other than the first Tuesday in May, the date for submission of shareholder nominations and proposals is the close of business on the 10th day following public announcement of the meeting date. It is expected that the annual meeting for 2003 will be held on May 1, 2003. Under the new by-law, the deadline for submission of shareholder nominations and proposals for that meeting is January 1, 2003.

     6.  Website:

     Currently, you can access some shareholder information on the Bank's website, www.communitynationalbank.com. We are in the process of developing a new Community Bancorp. website which will have additional information, including regulatory reports and company press releases. We hope to have this site operational early in 2003.

     If you have any questions about any of these matters, please do not hesitate to contact me, Stephen Marsh, or Chris Bumps.

     Thank you for your continued support of Community Bancorp. and Community National Bank.
Sincerely,

COMMUNITY BANCORP.

Richard C. White
President & CEO

RCW/cb